For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

UNITED THERAPEUTICS CHAIRMAN AND CEO
ADOPTS 10b5-1 TRADING PLAN

Silver Spring, MD, August 19, 2002: United Therapeutics Corporation (Nasdaq: UTHR) announced today that Dr. Martine Rothblatt, Chairman and CEO, has adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule10b5-1 and United Therapeutics’ securities trades by company personnel policy.

Rule 10b5-1 of the Securities and Exchange Act of 1934 permits officers and directors of public companies to adopt predetermined written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information in order to gradually diversify their investment portfolio, to minimize the market effect of stock sales by spreading them out over an extended period of time, and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

The 10b5-1 plan adopted by Dr. Rothblatt involves a market order to sell 5,000 shares of United Therapeutics common stock on the second and fourth Thursday of each month, with such orders entered at 10:30 a.m. Eastern time to remain open until 3:00 p.m. Eastern time or until the order is filled, whichever first occurs. In the event that the market is not open on the second or fourth Thursday of a given month, then the market order shall be entered on the next business day. The plan will expire on December 31, 2010 or when the maximum amount of one million shares have been sold, whichever first occurs.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.